Exhibit 3.1

FINAL FORM

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VMWARE, INC.

VMware, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Amended and Restated Certificate of Incorporation (the “Charter”) was filed on June 8, 2017.

SECOND: Subclause (b) of clause (vi) of Section C of Article IV of the Charter is hereby amended and restated in its entirety to provide for the following:

Prior to the date of a Distribution (as defined in Article XI), the holders of Class B Common Stock shall be entitled to convert, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to sub-clause (g) of this clause (vi) of this Section C. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Distribution, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock except as hereinafter set forth in Section C(vi) (d) of this Article IV or pursuant to a Distribution Election (as defined below).

THIRD: Subclause (g) of clause (vi) of Section C of Article IV of the Charter is hereby amended and restated in its entirety to provide for the following:

Immediately upon conversion of shares of Class B Common Stock in the manner provided in sub-clauses (b) or (c) of this clause (vi) of this Section C, as applicable, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this clause (vi) of this Section C is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and prior to or on the date on which such dividend is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of

Class B Common Stock will be entitled to receive such dividend on such payment date; provided, however, that to the extent that such dividend is payable in shares of Class B Common Stock, no such shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date.

FOURTH: Clause (vi) of Section C of Article IV of the Charter is hereby amended by adding a new subclause (k), which shall provide the following:

(k)    Each share of Class B Common Stock shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon the written election of the holders of a majority of the shares of Class B Common Stock in connection with a Distribution (a “Distribution Election”), which (i) may be provided to the Corporation prior to any such Distribution and be contingent upon the occurrence of such Distribution and (ii) shall provide that the conversion shall be effective immediately following such Distribution while such share of Class B Common Stock is held by the Transfer Agent and prior to receipt thereof by the recipients of such Distribution.

FIFTH: The definition of “EMC” in Article XI of the Charter is hereby amended and restated in its entirety to provide for the following:

“EMC” means any or all of (1) EMC Corporation, a Massachusetts corporation, (2) Dell Technologies, Inc., a Delaware corporation, (3) all successors to EMC Corporation or Dell Technologies, Inc. by way of merger, consolidation or sale of substantially all of its assets, and (4) all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which EMC Corporation or Dell Technologies, Inc.: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation (any such successor in interest, corporation, limited liability company, joint venture, partnership, trust, association or other entity referred to in this definition shall be deemed to be an “EMC Company”); provided that for purposes of Article V and clause (viii) of Section A of Article VI hereof, “EMC” shall mean any or all of (1) EMC Corporation, a Massachusetts corporation, (2) all successors to EMC Corporation by way of merger, consolidation or sale of substantially all of its assets, and (3) all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which EMC Corporation: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation.

SIXTH: This Certificate of Amendment has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the Charter and Sections 228 and 242 of the DGCL.

SEVENTH: Other than as set forth in this Certificate of Amendment, the Charter shall remain in full force and effect, without modification, amendment or change.

Remainder of page left intentionally blank; signature page follows.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this _______ day of _________, 2021.

VMware, Inc.

By:
Name:
Title:

[Signature Page to Certificate of Amendment]